Exhibit 99.1

For Immediate Release

SFX ANNOUNCES CREATION OF GLOBAL LEADERSHIP TEAM

New Structure Leverages The Power Of The Integrated SFX Platform

NEW YORK, NY — (June 9, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE) today announced the formation of a new executive management structure, which puts firm emphasis on the importance of the integration of media, creative, e-commerce and event assets across the globe. The Company also announced that all ten incumbent directors have been reelected to serve an additional term by the stockholders of the Company at the annual meeting held on June 5, 2014.

Ritty van Straalen (COO), Timothy J. Crowhurst (President), Chris Stephenson (CMO) and Richard Rosenstein (CFO and CAO) will head up the newly formed executive management group reporting to Robert F.X. Sillerman (Chairman and CEO).

In the revised structure, Joseph F. Rascoff will take on the role of Chairman of Live Entertainment as well as Vice Chairman of the Board of Directors, stepping aside from his position as Chief Operating Officer.

The new structure creates a five-territory global operations team, which will be helmed by new Chief Operating Officer, Ritty van Straalen. The global divisions are: North America, South America, Australia, Asia and Europe.

Van Straalen, former COO and CEO of ID&T, most recently served as Managing Director of ID&T North America, where he successfully brought the TomorrowWorld, Sensation, Mysteryland and Q-Dance franchises to the US market from Europe.

Timothy J. Crowhurst continues in his role as President and will be responsible for the media Platform, including Beatport and brand partnerships.

Chris Stephenson will continue in the role of Chief Marketing Officer with leadership of FX1, SFX’s in-house creative agency, content strategy and account management.

Richard Rosenstein adds to his role as EVP and CFO the title of Chief Administrative Officer, which brings responsibility for human resources, information technology and administration.

Jacob Smid, previously VP Operations at ID&T North America, will fill van Straalen’s former position as Managing Director of SFX North America.

At the helm of SFX Europe will be Duncan Stutterheim, CEO. A founder of ID&T, home to Tomorrowland, Mysteryland, Q-Dance Sensation and other global EMC powerhouse brands, Sutterheim will also continue as a key member of the steering committee setting strategy for the Company.  Dror Erez, founding principal of Totem Love, operator of the Stereosonic festival tour, will assume the role of head of Australia.

Mitchell J. Slater remains as Vice Chairman of the Board and Howard J. Tytel continues as General Counsel.

Sheldon Finkel assumes the role of Chairman of Strategy and Development, vacating his role as Vice Chairman.   Paul Greenberg, previously a President of SFX, will leave the organization.

“The changes we’ve announced today demonstrate the confidence we have in our senior management team and the commitment we have to identifying and developing the competencies and talents of our key leaders” said Sillerman. “This team is well positioned to integrate our assets across the globe and optimize the opportunity we have created. We are confident their skills will continue to create the leading platform for millennial culture worldwide.”

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.

SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com